                 LIFETIME GUARANTEED WITHDRAWAL BENEFIT RIDER

This Rider forms a part of the Contract to which it is attached and is effective as of the Effective Date shown on the Contract Schedule. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control, including but not limited to the Enhanced Dollar Cost Averaging
(EDCA) Rider. This Rider's provisions will remain part of the Contract until terminated in accordance with the provisions below. This Rider amends the Contract as follows:

             LIFETIME GUARANTEED WITHDRAWAL BENEFIT (LIFETIME GWB)

For purposes of this Rider "you" refers to the Owner of the contract, or to the oldest Joint Owner, or to the Annuitant if the Owner is a non-natural person.

This Rider guarantees that the total payments that you or your Beneficiary will receive from the Contract over time will at least equal the Total Guaranteed Withdrawal Amount (defined below), provided that withdrawals from your Contract do not exceed the Annual Benefit Payment (defined below) each Contract Year. Under this Rider, your Purchase Payment allocations and all transfers, and reallocations of your Account Balance must meet the following allocation limits applicable to the Investment Divisions and other accounts included by rider as set forth in the section on Allocation, Transfer and Rebalancing below.

If the first withdrawal from the Contract is made on or after you have attained the Minimum Lifetime Income Age shown on the Contract Schedule, this Rider provides a guaranteed income for your life, in an amount equal to the Annual Benefit Payment each year.

DEFINITIONS       For the purposes of the Rider, the term "Effective Date" is defined to mean the date this Rider is issued and made an effective part of your Contract. The Effective Date must be on the Issue Date or on a Contract Anniversary.

TOTAL GUARANTEED The Total Guaranteed Withdrawal Amount is defined as the WITHDRAWAL AMOUNT minimum amount that you or your Beneficiary are guaranteed to receive from the Contract over time, provided that withdrawals from your Contract do not exceed the Annual Benefit Payment (defined below) each Contract Year.

                  The Total Guaranteed Withdrawal Amount is also the amount to which the Lifetime GWB Fee Rate, as shown on the Contract Schedule, is applied.

                  Your initial Total Guaranteed Withdrawal Amount, as of the Effective Date, is equal to your Account Balance. If the Effective Date is the same as the Issue Date, we set this value equal to your Initial Purchase Payment.

                  Effect of Additional Purchase Payments
                  _______________________________________

                  The Total Guaranteed Withdrawal Amount will be increased by the amount of each Purchase Payment made. However, the Total Guaranteed Withdrawal Amount may not be increased above the Maximum Benefit Amount specified on the Contract Schedule.

                  Effect of Withdrawals
                  _____________________

                  The Total Guaranteed Withdrawal Amount will not be reduced
                                                              ___
                  for withdrawals if such withdrawals do not exceed the Annual Benefit Payment in any Contract Year.

                  If a withdrawal results in cumulative withdrawals for the current Contract Year exceeding the Annual Benefit Payment, the Total Guaranteed Withdrawal Amount will be reduced proportionately by the Percentage Reduction in Account Balance attributable to the withdrawal.

ML-690-4 (4/08)

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                     We define the Percentage Reduction in Account Balance
                     attributable to a withdrawal as the computation of dividing the dollar amount of the withdrawal plus any applicable Withdrawal Charges by the Account Balance immediately preceding such withdrawal. When we reduce a value proportionately by the Percentage Reduction in Account Balance attributable to a withdrawal we multiply that value by 1 minus the Percentage Reduction.

                     Compounding Income Amount
                     _________________________

                     On each Contract Anniversary until the number of withdrawals exceeds the Compounding Allowable Withdrawal, shown on the Contract Schedule, or the Compounding Income Period End Date, shown on the Contract Schedule, if earlier, the Total Guaranteed Withdrawal Amount will be increased by an amount equal to the Compounding Income Percentage shown on the Contract Schedule multiplied by the Total Guaranteed Withdrawal Amount that is in effect before such increase.

                     The Total Guaranteed Withdrawal Amount may also increase as a result of an Automatic Step-up (as described below).

                     The Remaining Guaranteed Withdrawal Amount is defined as
REMAINING GUARANTEED the remaining amount that you or your Beneficiary are
WITHDRAWAL AMOUNT    guaranteed to receive from the Contract over time.

                     Your initial Remaining Guaranteed Withdrawal Amount, as of the Effective Date, is equal to the initial Total Guaranteed Withdrawal Amount.

                     Effect of Additional Purchase Payments
                     ______________________________________

                     The Remaining Guaranteed Withdrawal Amount will be increased by the amount of each Purchase Payment made. However, the Remaining Guaranteed Withdrawal Amount may not be increased above the Maximum Benefit Amount as shown on the Contract Schedule.

                     Effect of Withdrawals
                     _____________________

                     The Remaining Guaranteed Withdrawal Amount will be decreased by the amount of each withdrawal for withdrawals that are less than or equal to the Annual Benefit Payment.

                     If a withdrawal results in cumulative withdrawals for the current Contract Year exceeding the Annual Benefit Payment, the Remaining Guaranteed Withdrawal Amount will be reduced proportionately by the Percentage Reduction in Account Balance attributable to the withdrawal.

                     Compounding Income Amount
                     _________________________

                     On each Contract Anniversary until the number of withdrawals exceeds the Compounding Allowable Withdrawal, shown on the Contract Schedule, or the Compounding Income Period End Date, shown on the Contract Schedule, if earlier, the Remaining Guaranteed Withdrawal Amount will be increased by an amount equal to the Compounding Income Percentage shown on the Contract Schedule multiplied by the Remaining Guaranteed Withdrawal Amount that is in effect before such increase.

                     The Remaining Guaranteed Withdrawal Amount may also be increased as a result of an Automatic Step-up (as described below).

ANNUAL BENEFIT       The Annual Benefit Payment is defined as the maximum
PAYMENT              amount that may be withdrawn in any Contract Year without
                     potentially incurring a proportional reduction to the Total Guaranteed Withdrawal Amount (as described above) and a proportional reduction to the Remaining Guaranteed
                     Withdrawal Amount (as described above).

                     Your initial Annual Benefit Payment equals the Lifetime GWB Withdrawal Rate shown on the Contract Schedule multiplied by the initial Total Guaranteed Withdrawal Amount.

ML-690-4 (4/08)

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                       Each time the Total Guaranteed Withdrawal Amount is
                       increased or reduced as described above, the Annual Benefit Payment will be recalculated to equal the Lifetime GWB Withdrawal Rate multiplied by the newly recalculated Total Guaranteed Withdrawal Amount.

                       If this Contract is a Qualified Distribution Program (defined below) and your Effective Date is the Issue Date, after your first Contract Year, your Annual Benefit Payment will be set equal to your Required Minimum Distribution Amount, if applicable, for that year, if greater. If this Contract is a Qualified Distribution Program (defined below) and the Effective Date is after the Issue Date, your Annual Benefit Payment will be set equal to your Required Minimum Distribution Amount, if applicable, for that year, if greater.

QUALIFIED DISTRIBUTION Your Contract is a Qualified Distribution Program if:
PROGRAM
                       1. This Rider is made part of a Contract subject to the requirements of Section 401(a)(9) of the Internal Revenue Code of 1986, as may be subsequently amended (the "Code") and the regulations thereunder; and

                       2. You withdraw the "Required Minimum Distribution Amount". The "Required Minimum Distribution Amount" is the required minimum distribution under Section 401(a)(9) of the Code and the regulations thereunder that is withdrawn from your Contract automatically when you enroll in our automatic minimum distribution service. Our automatic minimum distribution service is based on information relating to this Contract only. We ignore all other account balances from other funding vehicles. If you do not enroll in our automatic minimum distribution service, required minimum distribution withdrawals under Section 401(a)(9) of the Code will not be treated as Required Minimum Distribution Amounts and your Annual Benefit Payment will not be increased to the Required Minimum Distribution Amount under this Rider.

                       Withdrawals intended to satisfy Section 72(t) or (q) of the Code, or from non-qualified or Roth IRA Contracts are not considered to be withdrawn from a Qualified Distribution Program.

AUTOMATIC STEP-UP      On each Automatic Step-up Date shown on the Contract
                       Schedule, a step-up will occur automatically provided that the Account Balance exceeds the Total Guaranteed
                       Withdrawal Amount immediately before the step-up, and provided that your Attained Age does not exceed the Maximum Automatic Step-up Age shown on the Contract
                       Schedule.

                       The Automatic Step-up will:

                       (a) reset the Total Guaranteed Withdrawal Amount and
                           the Remaining Guaranteed Withdrawal Amount to the Account Balance on the date of the step-up, subject to the Maximum Benefit Amount specified on the Contract Schedule.

                       (b) reset the Annual Benefit Payment equal to the
                           Lifetime GWB Withdrawal Rate multiplied by the Total Guaranteed Withdrawal Amount after the step-up, and

                       (c) reset the Lifetime GWB Fee Rate to a rate we shall
                           determine that does not exceed the Lifetime GWB Maximum Fee Rate, as shown on the Contract Schedule, provided that this rate shall not exceed the rate currently applicable to the same rider available for new contract purchases at the time of step-up

                       In the event that the Lifetime GWB Fee Rate at the time of step-up exceeds your current Lifetime GWB Fee Rate, you will be provided a minimum of 30 days advanced Notice of the applicable Automatic Step-up Date, and be informed that you may elect to decline the Automatic Step-up and increase in the Lifetime GWB Fee Rate. If you elect to decline the Automatic Step-up, you must provide Notice no less than seven calendar days prior to the applicable Automatic Step-up Date. Once you notify us of your decision to decline the Automatic Step-up, you will no longer be eligible for future Automatic Step-ups until you provide Notice that you wish to reinstate Automatic Step-ups. This reinstatement will take effect at the next Automatic Step-up Date.

ML-690-4 (4/08)

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ALLOCATION, TRANSFER While this Rider is in force, unless otherwise provided
AND REBALANCING      in the Contract Schedule, all allocations to or
                     transfers among Investment Divisions and any other accounts included by rider are limited as follows:

                     Each Purchase Payment, or your Account Balance on the Effective Date, must be allocated in accordance with either subsection (1) or (2) below:

                     1. You must allocate your Purchase Payments or your Account Balance on the Effective Date to the Lifetime GWB Investment Divisions and other accounts included by rider shown on the Contract Schedule.

                     2. You must allocate your Purchase Payments or your Account Balance on the Effective Date in accordance with the following allocation requirements:

                         (a) A percentage, at least equal to the Platform 1
                             Minimum Percentage shown on the Contract
                             Schedule, must be allocated to any combination of Investment Divisions that we classify as Platform 1 Investment Divisions, and other accounts included by rider, shown on the Contract Schedule;

                         (b) A percentage, not to exceed the Platform 2
                             Maximum Percentage shown on the Contract
                             Schedule, may be allocated to any combination of Investment Divisions that we classify as Platform 2 Investment Divisions, shown on the Contract Schedule;

                         (c) A percentage, not to exceed the Platform 3
                             Maximum Percentage shown on the Contract
                             Schedule, may be allocated to any combination of Investment Divisions that we classify as Platform 3 Investment Divisions, shown on the Contract Schedule; and

                         (d) A percentage, not to exceed the Platform 4
                             Maximum Percentage shown on the Contract
                             Schedule, may be allocated to any combination of Investment Divisions that we classify as Platform 4 Investment Divisions, shown on the Contract Schedule.

                     If you chose to allocate a Purchase Payment to the EDCA Account, then the entire Purchase Payment must be allocated only to the EDCA Account. In addition, all transfers from an EDCA Account must be allocated to the same Investment Divisions, and other accounts included by rider, as your most recent allocations for Purchase Payments, or your Account Balance on the Effective Date.

                     Your Account Balance will be rebalanced on a quarterly basis based on your most recent Purchase Payment allocation among the Investment Divisions or other accounts included by rider that complies with the allocation limitations described above. Rebalancing will also occur on the date when a subsequent Purchase Payment is received, if accompanied by new allocation instructions (in addition to the quarterly rebalancing). Quarterly rebalancing will first occur on the date that is three months from the Effective Date; provided however, rebalancing will be made on the 1st day of the following month if a quarterly rebalancing date occurs on the 29th, 30th or 31st of a month. Subsequent rebalancing will be made each quarter thereafter on the same day. In addition, if a quarterly rebalancing date is not a Business Day the reallocation will occur on the next Business Day. Withdrawals from the Contract will not result in rebalancing on the date of withdrawal.

                     You may change your Purchase Payment allocation instructions at anytime upon Notice to us, provided that such instructions must comply with the allocation limits described above in subsections (1) and (2). If you provide new allocation instructions for Purchase Payments and if these instructions conform to the allocation limitations described above, future Purchase Payment and EDCA Account transfer allocations and quarterly rebalancing will be made in accordance with the revised allocation instructions.

                     Any transfer request must result in an Account Balance that meets the allocation limitations described above. Any transfer request will not cause your Purchase Payment allocation instructions to change unless a separate instruction is provided to us at the time of transfer.

ML-690-4 (4/08)

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                        The Company will determine whether an Investment
                        Division or any other accounts included by rider is classified as Platform1, Platform 2, Platform 3 or Platform 4. We may determine or change the classification of an Investment Division or any other accounts included by rider in the event an Investment Division or its underlying investment option or any other accounts included by rider is added, deleted, substituted, merged or otherwise reorganized. In that case, any change in classification will only take effect as to your Contract in the event you make a new Purchase Payment or request a transfer among Investment Divisions and any other accounts included by rider. We will provide you with prior written notice of any changes in classification of Investment Divisions or any other accounts included by rider.

LIFETIME GWB            On each Contract Anniversary, the Lifetime GWB Rider
RIDER CHARGE            Charge shall be deducted from your Account Balance.
                        This charge is equal to the Lifetime GWB Fee Rate shown on the Contract Schedule multiplied by the Total
                        Guaranteed Withdrawal Amount on such Contract
                        Anniversary (after applying any Compounding Income
                        Amount, and before taking into account any Automatic
                        Step-up occurring on such Contract Anniversary.)

                        The initial Lifetime GWB Fee Rate is shown on the Contract Schedule. The Lifetime GWB Fee Rate may only be changed as a result of an Automatic Step-up (see above).

                        If the Lifetime GWB rider terminates (except for a termination due to death or cancellation), a pro rata portion of the Lifetime GWB Rider Charge will be assessed based on the number of full months from the last Contract Anniversary to the date of termination.

                        The Lifetime GWB Rider Charge will result in the cancellation of Accumulation Units from each applicable Investment Division (and/or reduction of any portion of the Account Balance allocated to any other accounts included by Rider) in the ratio the portion of the Account Balance in such Investment Division (and/or other account) bears to the total Account Balance.

                        You may elect to cancel this Rider by giving Notice to
CANCELLATION/GUARANTEED us, in accordance with our administrative procedures,
PRINCIPAL               during the Lifetime GWB Cancellation Window Periods,
ADJUSTMENT              if any, specified on the Contract Schedule. A
                        cancellation during a Lifetime GWB Cancellation Window
                        Period will take effect upon receipt of such Notice at our Administrative Office. If cancelled, this Rider will terminate and we will no longer deduct the Lifetime GWB Rider Charge and the limitations relating to the Lifetime GWB Investment Divisions described in Allocation, Transfer and Rebalancing above will no longer apply.

                        If such cancellation election occurs after the Guaranteed Principal Adjustment Eligibility Date specified on the Contract Schedule and if (a) exceeds
                        (b) as defined below, then upon cancellation, a Guaranteed Principal Adjustment equal to (a) - (b) will be added to the Account Balance. The Guaranteed Principal Adjustment will be added to each applicable Investment Division and any other accounts included by rider in the ratio that the Account Balance in such Investment Division or account bears to the total Account Balance in all Investment Divisions and any other accounts included by rider.

                        (a) is the Account Balance on the Effective Date
                            reduced proportionately by the Percentage
                            Reduction in Account Balance attributable to any partial withdrawals taken. If the Effective Date is the same as the Issue Date, this value is the Purchase Payments credited within 120 days of the Effective date reduced proportionately by the Percentage Reduction in Account Balance attributable to any partial withdrawals taken

                        (b) is the Account Balance on the date of cancellation.

                        The Guaranteed Principal Adjustment will never be less than zero.

ML-690-4 (4/08)

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EFFECT ON DEATH An additional death benefit amount will be calculated which
BENEFIT will be equal to the Account Balance on the Effective Date plus any additional Purchase Payments made after the Effective Date and less any partial withdrawals. If the Effective Date is the same as the Issue Date, the additional death benefit amount will equal total Purchase Payments less any partial withdrawals. If this death benefit amount is greater than the death benefit provided by your Contract, and if withdrawals in each Contract Year following the Effective Date do not exceed the Annual Benefit Payment, then this death benefit amount will be available instead of the death benefit provided by the Contract. All other provisions of your Contract's death benefit will apply.

TERMINATION OF  The Lifetime GWB Rider will terminate upon the earliest of:
RIDER

                (a) The date you make a full withdrawal of your Account
                    Balance;

                (b) The date there are insufficient funds to deduct the
                    Lifetime GWB Rider Charge from your Account Balance;

                (c) Death of the Owner or Joint Owner (or the Annuitant if
                    the Owner is a non-natural person) unless the Contract is issued under the Joint Life version and is continued under the spousal continuation provisions of the Contract;

                (d) The date you annuitize your Contract;

                (e) The effective date of the cancellation of the Rider

                (f) A change of the Owner or Joint Owner (or the Annuitant if the Owner is a non-natural person) subject to our administrative procedures; or

                (g) Termination of the Contract to which this Rider is
                    attached.

                (h) The date you assign your Contract, subject to our
                    administrative procedures.

EFFECT OF RIDER (a) If the Rider terminates under subsection (a) or (b) of
TERMINATION         ______________________________________________________
                    the Termination of Rider section and first withdrawal
                    _____________________________________________________
                    from the Contract was made prior to Minimum Lifetime
                    ____________________________________________________
                    Income Age
                    __________

                    If the Account Balance is reduced to zero because you make a full withdrawal that does not exceed your Annual Benefit Payment, or because there are insufficient funds to deduct the Lifetime GWB Rider Charge from your Account Balance, and the first withdrawal from the Contract was made prior to the Minimum Lifetime Income Age, we will make monthly payments to you until the Remaining Guaranteed Withdrawal Amount is depleted. These payments may be at any other frequency acceptable to you and us, but not less frequently than annually, and shall be equal in amount, except for the last payment which will be in an amount necessary to reduce the Remaining Guaranteed Withdrawal Amount to zero. The total annual payment will not exceed the Annual Benefit Payment. If you die while these payments are being made, payments will continue to your Beneficiary until the Remaining Guaranteed Withdrawal Amount is reduced to zero.

                (b) If the Rider terminates under subsection (a) or (b) of
                    ______________________________________________________
                    the Termination of Rider section and first withdrawal
                    _____________________________________________________
                    from the Contract was made on or after Minimum Lifetime
                    _______________________________________________________
                    Income Age
                    __________

                    If the Account Balance is reduced to zero because you make a full withdrawal that does not exceed your Annual Benefit Payment, or because there are insufficient funds to deduct the Lifetime GWB Rider Charge from your Account Balance, and the first withdrawal from the Contract was made on or after the Minimum Lifetime Income Age, we will make monthly payments to you for the remainder of your life. These payments may be at any other frequency acceptable to you and us, but not less frequently than annually, and shall be equal in amount. The total annual payment will not exceed the Annual Benefit Payment. If you die before the Remaining Guaranteed Withdrawal Amount is depleted, payments will continue to your Beneficiary until the Remaining Guaranteed Withdrawal Amount is reduced to zero.

ML-690-4 (4/08)

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                         If the Joint Life Version of this Rider was
                         elected, payments will continue to your spouse for the remainder of your spouse's life if your spouse is the primary Beneficiary on the Contract and if your spouse's Attained Age at the date of your death is at least equal to the Minimum Lifetime Income Age.

                     (c) Rider Terminates Due to Death under subsection (c)
                         __________________________________________________
                         of the Termination of Rider section
                         ___________________________________

                         If this Rider terminates as a result of your death, your Beneficiary may elect a GWB Death Benefit in lieu of all other death benefits provided by this Contract. The GWB Death Benefit will be to pay the Remaining Guaranteed Withdrawal Amount to your Beneficiary in monthly payments or at any frequency acceptable to your Beneficiary and us (but not less frequently than annually). Such installment payments shall be equal in amount, except for the last payment, which will be in an amount necessary to reduce the Remaining Guaranteed Withdrawal Benefit Amount to zero. Except to the extent required under federal income tax law, the total annual payment will not exceed the Annual Benefit Payment. If your Beneficiary dies while such payments are made, the payments will continue to the Beneficiary's estate unless such other designee has been agreed to by us in writing. Should your Beneficiary choose to take one of the other death benefits provided by this Contract, no benefit shall be payable under this Rider.

                         We reserve the right to accelerate any payment that is less than $500. Also, we will accelerate payments if needed in order to comply with the Internal Revenue Service ("IRS") minimum distribution requirements if this Rider is made part of a contract subject to the requirements of section 401(a)(9) of the Code and the regulations thereunder (including a Roth IRA annuity after the death of the Owner). All other rights under your Contract will cease.

                         If this Rider is attached to a non-qualified annuity contract under federal income tax law, any death benefit hereunder must be paid out over a time period and in a manner that satisfies section 72(s) of the Code. If the Owner (or the Annuitant, where the Owner is not a natural person) dies prior to the "annuity starting date" (as defined under the Code and regulations thereunder), the period over which the GWB Death Benefit is paid cannot exceed the remaining life expectancy of the payee under the appropriate IRS tables. For purposes of the preceding sentence, if the payee is a non-natural person, the GWB Death Benefit must be paid out within 5 years from the date of death. Payments under the GWB Death Benefit must begin within 12 months following the date of the above referenced death.

                         If this Rider terminates under subsection (d),
                         (e), (f), (g), or (h) of the Termination of Rider section no further benefits will be payable under this Rider.

SPOUSAL CONTINUATION If the Joint Life Version of this Rider is elected, then if a surviving spouse continues the Contract under the Spousal Continuation provisions of the Contract, and this Rider is in effect at the time of the continuation then the same terms and conditions that applied to the Owner under this Rider will continue to apply to the surviving spouse subject to the following:

                     If the surviving spouse's Attained Age at the time of continuation is less than the Minimum Lifetime Income Age, the spouse is guaranteed to receive income until the Remaining Guaranteed Withdrawal Amount is depleted.

                     If the surviving spouse's Attained Age at the time of continuation is greater than or equal to the Minimum Lifetime Income Age, the spouse is guaranteed to receive income for the remainder of their life.

ML-690-4 (4/08)

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COMPLIANCE WITH TAX This Rider will be interpreted and administered in
CODE accordance with Code Section 72(s) if it is made part of a non-qualified annuity Contract; and in accordance with Code Section 401(a)(9) (including Code Section 401(a)(9)(B)) and the regulations thereunder if made part of a qualified contract.

                    We reserve the right to amend this Rider where necessary to comply with the Code (including, but not limited to Code Section 72(s) or Code Section 401(a)(9)).

Metropolitan Life Insurance Company has caused this Rider to be signed by its Secretary.

                                          METROPOLITAN LIFE INSURANCE COMPANY

                                          /s/ Gwenn L. Carr

                                          [SENIOR VICE-PRESIDENT & SECRETARY]

ML-690-4 (4/08)